TEMPLE-INLAND TO SELL BLEACHED PAPERBOARD BUSINESS

     DIBOLL, TEXAS, October 4, 1999 -- Temple-Inland Inc. today announced that it has entered into a definitive agreement to sell its bleached paperboard business, including the mill located in Evadale, Texas, to Westvaco Corporation for approximately $625 million. The transaction is scheduled to close by the end of the year.

     "We have made a strategic decision to concentrate the efforts of our paper group on our core corrugated packaging operation and dispose of our single bleached paperboard mill," said Clifford J. Grum, chairman and chief executive officer of Temple-Inland Inc. "With a singular focus on the corrugated container markets, our paper group will be positioned to participate in the growth and consolidation of this segment. We will also continue to pursue growth opportunities for our building products and financial services operations."

     Temple-Inland Inc., based in Diboll, Texas, is a major manufacturer of paper, corrugated packaging and building products, with financial services operations in mortgage and consumer banking. Its common stock (TIN) is traded on the New York and Pacific Exchanges.





     This release contains forward-looking statements that involve risks and uncertainties. The actual results achieved by Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland and its subsidiaries; the availability and price of raw materials used by Temple-Inland and its subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of Temple-Inland and its subsidiaries.